Gibraltar Industries Names Debbie Murphy Chief Marketing Officer
Executive Joins CDIO Chris Lok in Accelerating Go-To-Market Transformation
Buffalo, New York, July 21, 2020 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, conservation, residential and industrial and infrastructure markets, today announced that Debbie Murphy has joined the company in the newly created post of Chief Marketing Officer. Ms. Murphy will report to Chief Executive Officer Bill Bosway. Ms. Murphy joins Christopher Lok, who was named Chief Digital Information Officer in January 2020, in building out key functions on Gibraltar’s senior team.
“Debbie possesses an impressive track record in revolutionizing marketing functions and deep experience in market planning, customer insights, digital marketing and brand management. She is a terrific addition to our carefully selected team, which includes CDIO Christopher Lok, who is leading the transformation and development of Gibraltar’s digital technology, e-business and IT capabilities. These two key hires directly support our Business System and Organization Development strategic pillars and will be of tremendous value to Gibraltar as we accelerate our transformation to drive growth and returns across our platforms. I am delighted to have Debbie and Chris on our team,” commented Bill Bosway.
“I look forward to joining the talented team at Gibraltar and to partnering with Gibraltar’s market leading businesses to create new market opportunities, grow revenue and deliver enhanced value for Gibraltar’s customers,” said Debbie Murphy.
Ms. Murphy will be responsible for brand strategy, marketing planning and the development and application of best-in-class processes that will deliver measurable results. She will work in collaboration with Gibraltar’s businesses to drive opportunities in current and new markets and deliver the highest levels of customer success.
Ms. Murphy has more than 30 years of marketing experience, and is known as a results-oriented, visionary change agent with deep expertise in strategic planning, product management and marketing. She previously served as the CMO/EVP of JLL’s Corporate Solutions business, where she oversaw the development and implementation of marketing strategies that drove the firm’s growth. Prior to JLL, she served as Chief Marketing Officer for the professional services firm Huron. From 1996 to 2015, Debbie served in a number of business and marketing leadership roles with Zebra Technologies, a $4.5B global leader in enterprise asset intelligence.
About Gibraltar
Gibraltar Industries is a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, industrial, and infrastructure markets. With a three-pillar strategy focused on business systems, portfolio management, and organization and talent development, Gibraltar’s mission is to create compounding and sustainable value with strong leadership positions in higher growth, profitable end markets. Gibraltar serves customers primarily throughout North America. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Contact:
Timothy Murphy
Chief Financial Officer
(716) 826-6500 ext. 3277
tfmurphy@gibraltar1.com

LHA Investor Relations
Carolyn Capaccio/Jody Burfening
(212) 838-3777
rock@lhai.com